Exhibit 10.5

Catalent Pharma Solutions 14 Schoolhouse Road Somerset, NJ 08873 T (732) 537-6341 F (732) 537-5996 www.catalent.com

December 16, 2009

Dr. Kurt Nielsen

[Home Address]

Dear Kurt:

Congratulations on your offer of employment! Catalent is the leading provider of pharmaceutical development services, drug-delivery technologies, manufacturing and packaging services to the global pharmaceutical and biotechnology industry. We take great pride in hiring executives who have talent, drive and commitment, and we are extremely delighted to have you join our team.

Attached is important information about our organization, your individual position, benefits and rewards. I encourage you to review all materials thoroughly and contact me with questions.

I am pleased to confirm in writing our offer of employment to you. The major provisions of your offer are:

1.	Position: Your position is Senior Vice President, Innovation and Growth and Chief Technology Officer reporting directly to the President and CEO. You will also be a member of Catalent’s Executive Leadership Team.

2.	Pay: Your base bi-weekly rate of pay will be $14,615.38 (annualized to $380,000). The official Catalent workweek starts on Monday and runs through Sunday. Catalent employees are paid every other Friday, one week in arrears according to the payroll schedule included in your packet.

3.	Sign-On Bonus: You will receive a sign-on bonus of $300,000 to be paid within 30 days from the start of your employment. Please note all applicable taxes and withholdings will apply to this bonus payment. If you voluntarily terminate employment with Catalent or if you are terminated for “Cause” (as defined below) within twelve (12) months of your start date, you will be obligated to repay Catalent the full amount of the sign-on bonus.

4.	Performance: Your performance and merit reviews will follow the standard annual review calendar for Catalent. Your base salary may be increased from time to time subject to the discretion and approval of the CEO and Compensation Committee of the Board of Directors.

5.	Rewards: Catalent is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance.

a.	You will be eligible for participation in our short-term incentive plan, which we call our Management Incentive Plan (MIP). Your target incentive for fiscal year 2010 (July 1, 2009 - June 30, 2010) will be 75% of your annual base salary. For fiscal year 2010 you will be eligible for a full-year target incentive opportunity provided you start on or before February 2, 2010 unless mutually agreed by the parties hereto. Annual bonus payments are determined based upon the achievement of specific financial and management agenda objectives. This will be explained to you in more detail when you come on board, but I am glad to answer any questions you may have in the interim.

b.	You will be eligible for our health, life, disability and 401(k) retirement savings plans on your first day of employment. You will receive more information on these benefits during your new hire orientation.

c.	You will be eligible to participate in Catalent’s Deferred Compensation Plan that enables you to save over the IRS limits in the qualified 401(k) plan. Complete details on the features of this plan and how to enroll will be mailed to your home following hire date.

d.	We will recommend to the Board of Directors of PTS Holdings Corp. (parent entity of Catalent) that you be awarded 3,000 stock options to acquire shares of common stock of PTS Holdings Corp. with an exercise price per share equal to the Fair Market Value on the date of grant (as such term is defined in the Equity Documents). The grant of your award will be subject to your investment of not less than $225,000 in cash to purchase shares of common stock of PTS Holdings Corp. at a per share purchase price equal to the Fair Market Value at the time of the purchase. The first installment of $100,000 shall be paid by you within 45 days of your start date and the second installment of $125,000 shall be made no later than September 30, 2010.

The grant of your award is subject to the approval of the Board of Directors of PTS Holdings Corp. and the date of the grant will be the date the Board of Directors approves your award. The timing of the approval of your recommended grant is dependent on your acceptance and start date. The complete terms and conditions of this equity award, including vesting provisions and restrictive covenants such as a non-compete, will be communicated to you as part of the Equity Documents that you will receive, pending approval of the award. Equity Documents as used herein is defined as the PTS Holdings Corp. Management Equity Subscription Agreement, PTS Holdings Corp. Securityholders Agreement, 2007 PTS Holdings Corp. Stock Incentive Plan, and the Non-Qualified Stock Option Agreement to the 2007 PTS Holdings Corp. Stock Incentive Plan. A form of each equity document is enclosed herein. You do not need to complete these documents since your actual agreements will be prepared pending approval of your award.

6.	Severance: You will be entitled to receive severance payments and benefits if your employment with Catalent Pharma Solutions, Inc. (the “Company”) ceases under specified circumstances.

Specifically, if either (i) you are involuntarily terminated by the Company for a reason other than Cause (as defined below), death or disability, or (ii) you resign from your position with the Company for Good Reason (as defined below), you will receive the following severance payments and benefits on account of such termination:

a. A severance payment equal to one (1) times the sum of your annual base salary and target bonus, payable in equal installments over the one (1) year period following the date of your termination of employment (the “Severance Period”), consistent with the normal payroll practices of the Company; and

b. You will continue to receive the group health benefits coverage in effect on your termination date (or generally comparable coverage) for yourself and, where applicable, your spouse and eligible dependents (to the extent they were receiving such coverage as of the termination date), at the same premium rates as may be charged from time to time for employees of the Company generally, which coverage shall be provided until the earlier of (i) the expiration of the Severance Period and (ii) the date you are or become eligible for coverage under group health plan(s) of any other employer. Such continued coverage shall run concurrently with COBRA.

These severance payments and benefits are conditioned on you signing and not revoking the Company’s standard release of claims for executives generally. In addition, your entitlement to the severance payments and benefits are conditioned on your execution of and adherence to, the Management Equity Subscription Agreement; Section 6 of that Agreement sets forth customary restrictions on competition during your employment with the Company and for a period of one (1) year following your termination of employment for any reason as well as customary confidentiality and non-solicitation covenants.

For purposes of this severance section of this letter, the term “Cause” shall mean: (i) your willful failure to perform your job duties which is not cured within fifteen (15) days following written notice from the Company; (ii) your conviction or confessing to or becoming subject to proceedings that provide a reasonable basis for the Company to believe that you have engaged in a felony, crime involving dishonesty, or crime involving moral turpitude and which is demonstrably injurious to the Company and its subsidiaries; (iii) your willful malfeasance or misconduct which is demonstrably injurious to the Company and its subsidiaries; or (iv) breach by you of the material terms of any non-competition, non-solicitation or confidentiality provisions. For purposes of this definition, no act or failure to act will be deemed “willful” unless effected by you not in good faith.

The term “Good Reason” shall mean, without your consent,: (i) a substantial diminution in your position or duties, adverse change in reporting lines, up and down, or assignment of duties materially inconsistent with your position; (ii) any reduction in your base salary; (iii) failure of the Company to pay compensation or benefits when due; (iv) the Company’s failure to provide you with an annual bonus opportunity that is at the same level as established in this offer letter; or (v) you are required to move your principal business location more than fifty (50) miles, in each case, which is not cured within thirty (30) days following the Company’s receipt of written notice from you describing the event constituting Good Reason.

Please note that, with respect to your outstanding equity rights at the time of your termination of employment, your individual grant agreement and the related equity documents set forth the consequences of your termination of employment on such equity rights.

7.	Paid Time Off: Upon joining Catalent you will receive seven (7) paid company holidays (New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day). Beginning January 2010, you will be eligible to receive up to 26 days of paid time off (PTO). PTO includes vacation, sick and personal days, all of which need to be used during the 2010 calendar year.

8.	Screening: Consistent with our policies for all Catalent personnel and the special consideration of our industry, this offer is contingent upon the taking of a company-paid drug screening test, the results of which must be negative, as well as an acceptable background check.

a.	The drug screen must be completed within five days of receipt of this offer.

b.	The background check must be complete prior to your start of employment. Please sign and fax back at least one week prior to your start date the following documents authorizing us to move forward with the initiation of the required background check:

1.	Signed copy of this offer

2.	Background Check – Notice & Acknowledgement.

9.	Terms: Notwithstanding anything to the contrary herein, employment with Catalent is not for any definite period of time and is terminable, with or without notice, at the will of either you or the company at any time for any reason. There shall be no contract, express or implied, of employment.

10.	Confidentiality: Catalent does not hire people for the purpose of acquiring their current or former employer’s trade secrets, intellectual property, or other confidential or proprietary information, and Catalent does not want access to any materials containing such information. Consequently, any documents, computer discs, etc. containing any such information should be returned to your current or former employer, and in no case may such information be brought to, or used, at Catalent.

11.	Ethics: As a company founded on a core set of values, you will be provided with Catalent’s Standards of Business Conduct and be prepared to sign a letter of compliance.

12.	Orientation: Catalent’s Senior Vice President of Human Resources, Harry Weininger, will be contacting you regarding your orientation into Catalent. We will work out a mutually agreeable day and time for your orientation to receive information about the benefits program, as well as technology training. Please remember to bring the typical identification items including your driver’s license and social security card.

13.	Start Date: Your first day of employment is to be mutually agreed upon.

Your agreement to the terms of this letter supersedes any other oral or written agreement or understanding you have with the Company (including any predecessor entity) regarding your eligibility for severance payments and benefits.

As mentioned above, please fax back a signed copy of this offer, the completed Background Check – Notice & Acknowledgment to commence your background investigation to me at 732 537-5932.

Please sign below to indicate your agreement to the terms of this letter.

If you have any questions, please feel free to call me at 732-537-6401 or Harry Weininger at 732-537-6432.

Sincerely,

/s/ John Chiminski

John Chiminski

President and Chief Executive Officer

Catalent Pharma Solutions, Inc.

Enclosures

cc: Harry Weininger

I accept the above offer of employment:

/s/ Kurt Nielsen	January 10, 2010
Kurt Nielsen	Date

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